Exhibit 3.1

ARTICLES OF AMENDMENT

TO

AMENDED AND RESTATED ARTICLES OF INCORPORATION, AS AMENDED

OF COMMERCE PLANET, INC.

The undersigned, the President of Commerce Planet, Inc., a Utah corporation (the “Corporation”) hereby certifies as follows:

That, unanimous consent of the Board of Directors on December 16, 2008 which was approved by a previous stockholders’ vote, the Corporation resolved to amend its Amended and Restated Articles of Incorporation, as amended, as set forth below.

IT IS RESOLVED, that Article III of the Amended and Restated Articles of Incorporation, as amended, is hereby amended to include the following provision:

          “The Board of Directors is authorized, without further approval from the stockholders, to take all steps necessary to effect, or in its discretion not to effect, a reverse split of the common stock of the Corporation on the basis of a ratio of twenty pre-split shares for every one post-split share of common stock effective as of January 30, 2009 (the “Reverse Split”), and further that the Board of Directors be authorized to take all other actions necessary and appropriate to effect such Reverse Split, if so required.”

This Amendment was approved by the required vote of stockholders in accordance with the Utah Revised Business Corporation Act.  The total number of outstanding shares of each class entitled to vote for the Amendment was 49,637,252 shares of common stock and 26 shares of Series D Preferred Stock.  The number of shares of each class voting for the Amendment equaled or exceeded the vote requires, that being over fifty (50%) percent.  The Amendment was approved by a vote of 28,694,217 shares, or 57.8% of all shares entitled to vote.

The effective date of this Amendment is January 30, 2009.

Dated:  January 16, 2009

I, the undersigned, hereby declare under penalty of perjury, in accordance with the laws of the State of Utah, that I am the President of the Corporation, that I executed this Certificate of Amendment to the Amended and Restated Articles of Incorporation, as amended, that I have personal knowledge of the information contained therein, and that the information contained therein is true and correct.

By:	/s/ Anthony G. Roth
Anthony G. Roth
President